Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS
AND INCREASES 2021 EARNINGS GUIDANCE

Highlights

•Record net sales for third quarter of 2021 reflect overall growth of 24% from Q3 2020
•Q3 2021 operating income of $237.3 million, up 60% from Q3 2020 with a 380 basis point improvement in operating margin
•Q3 2021 diluted EPS increase of 55% to a record $4.54 or an increase of 64% to $4.44, without tax benefits in both periods
•2021 earnings guidance for the full year increased to $14.85 - $15.35 per diluted share from previous $13.75 - $14.25 range
______________________

COVINGTON, LA. (October 21, 2021) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the third quarter of 2021 and increased 2021 earnings guidance.
“I am incredibly proud of the POOLCORP team. Everyone in the field from our drivers, warehouse associates, customer service representatives, field management and those in support roles, came together to produce truly incredible results for the quarter. Their extraordinary efforts, tenacity and unending work ethic continued in the third quarter. Our net sales grew 24% to a record $1.4 billion, fueling 60% growth in operating income, on top of the 42% operating income growth that we posted in the third quarter of 2020. Each and every day, our teams have performed remarkably to meet customer demand in challenging conditions,” commented Peter D. Arvan, president and CEO.
In the third quarter of 2021, net sales increased 24% to a record $1.4 billion compared to $1.1 billion in the third quarter of 2020, while base business sales grew 19%. This growth is on top of 27% growth in the third quarter of last year, bringing our year-to-date net sales growth to $1.2 billion. Our sales continued to benefit from elevated demand for outdoor living products along with favorable weather conditions. Our rigorous commitment to operating efficiency and capacity creation, along with our strategic focus on inventory purchases to serve demand has allowed us to fulfill our customers' high volumes.
Gross profit increased 34% to a record $441.9 million in the third quarter of 2021 from $328.7 million in the same period of 2020. Base business gross profit improved 29% over the third quarter of 2020. Gross margin increased 240 basis points to 31.3% in the third quarter of 2021 compared to 28.9% in the third quarter of 2020, while base business gross margin increased 250 basis points, primarily reflecting benefits from our supply chain management initiatives.
Selling and administrative expenses (operating expenses), including the recovery of goodwill and other assets, increased 13% to $204.6 million in the third quarter of 2021 compared to $180.5 million in the third quarter of 2020, while base business operating expenses grew 7%, primarily due to growth-driven labor, facility and freight costs, along with increased investments in technology. In the third quarter of 2021, we recovered $1.4 million of a $2.5 million note impairment recorded in the first quarter of 2020. As a percentage of net sales, operating expenses decreased to 14.5% in the third quarter of 2021 compared to 15.8% in the same period of 2020, reflecting continued strong expense control.
Operating income in the third quarter of 2021 increased 60% to $237.3 million compared to $148.2 million in the same period in 2020. Operating margin was 16.8% in the third quarter of 2021 compared to 13.0% in the third quarter of 2020 while base business operating margin was 17.1%, up 410 basis points from the prior year period.
We recorded a $4.2 million, or $0.10 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended September 30, 2021, compared to a tax benefit of $8.5 million, or $0.21 per diluted share, realized in the same period of 2020.

Net income increased 55% to $184.7 million in the third quarter of 2021 compared to $119.1 million in the third quarter of 2020. Earnings per diluted share increased 55% to $4.54 in the third quarter of 2021 compared to $2.92 in the same period of 2020. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 64% to $4.44 in the third quarter of 2021 compared to $2.71 in the third quarter of 2020.
Net sales for the nine months ended September 30, 2021 increased 38% to a record $4.3 billion from $3.1 billion in the nine months ended September 30, 2020. Base business sales increased 31% for the period. Gross margin improved 160 basis points to 30.4% compared to 28.8% in the same period last year with base business gross margin 170 basis points higher, favorably impacted by improvements in our supply chain management initiatives.
Operating expenses, including the recovery of goodwill and other assets in 2021 and the impairment in 2020, for the nine months ended September 30, 2021 increased 17% compared to the first nine months of 2020. In the first quarter of 2020, we recorded impairment charges of $6.9 million, which included $2.5 million from a note and non-cash goodwill and intangibles impairment charges of $4.4 million. In the third quarter of 2021, we recovered $1.4 million of the previously impaired note. Without the impact of the recovery in 2021 and the prior year impairment charges, operating expenses were up 19% with base business operating expenses up 12%.
Operating income for the nine months ended September 30, 2021 increased 81% to a record $704.9 million compared to $389.7 million in the same period last year. Operating margin for the nine months ended September 30, 2021 was 16.5% compared to 12.6% for the nine months ended September 30, 2020, while base business operating margin increased 440 basis points.
We recorded a $15.9 million, or $0.39 per diluted share, tax benefit from ASU 2016-09 in the nine months ended September 30, 2021 compared to a $22.6 million, or $0.55 per diluted share, tax benefit in the same period of 2020.
Net income for the nine months ended September 30, 2021 increased 77% to a record $543.0 million compared to $307.6 million for the nine months ended September 30, 2020. Adjusted net income for the first nine months of 2021, without the note recovery in 2021 and the prior year impact of non-cash impairments, both net of tax, increased 73%. Earnings per share for the first nine months of 2021 increased 77% to $13.32 per diluted share versus $7.53 in the first nine months of 2020. Adjusted diluted EPS (as calculated in the addendum to this release) increased 81% during the first nine months of 2021 compared to the same period of the prior year. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
On the balance sheet at September 30, 2021, total net receivables, including pledged receivables, increased 30% compared to September 30, 2020, primarily driven by our sales growth and recent acquisitions. Inventory levels increased 70% to $1.0 billion, or 63% without inventory from recently acquired businesses, compared to September 30, 2020. Our inventory balance has increased as we have made significant investments in inventory throughout the year to support increased demand and help manage potential supply chain disruptions that could negatively impact customer service. Total debt outstanding was $362.8 million at September 30, 2021, a $22.9 million increase from total debt at September 30, 2020. As previously announced, during the third quarter of 2021, we also amended and restated our credit facility to, among other things, extend the term approximately five years and enhance our borrowing capacity.
Net cash provided by operations decreased $29.8 million to $359.1 million in the first nine months of 2021 compared to $388.9 million in the first nine months of 2020, primarily reflecting our supply chain investments in inventory to enable us to continue to meet strong customer demand. Adjusted EBITDA (as defined in the addendum to this release) increased 72% to $737.1 million for the nine months ended September 30, 2021, compared to $429.4 million in the same period of the prior year.
“In response to our fantastic third quarter results and considering our expectations for the remainder of the year, we are raising our 2021 earnings guidance range to $14.85 to $15.35 per diluted share, including the impact of year-to-date tax benefits of $0.39. Our previous 2021 earnings guidance range was $13.75 to $14.25 per diluted share, and included tax benefits of $0.29 for the first six months of 2021. The strong demand trends combined with our focused strategic initiatives and ability to execute them make us well-positioned for the remainder of 2021 and into next season,” said Arvan.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 409 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy and the housing market; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives and mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$1,411,448	$1,139,229	$4,260,027	$3,097,362
Cost of sales	969,549	810,531	2,965,311	2,205,555
Gross profit	441,899	328,698	1,294,716	891,807
Percent	31.3%	28.9%	30.4%	28.8%

Selling and administrative expenses	206,023	180,465	591,223	495,186
(Recovery) impairment of goodwill and other assets	(1,400)	—	(1,400)	6,944
Operating income	237,276	148,233	704,893	389,677
Percent	16.8%	13.0%	16.5%	12.6%

Interest and other non-operating expenses, net	2,317	1,861	6,862	9,292
Income before income taxes and equity earnings	234,959	146,372	698,031	380,385
Provision for income taxes	50,386	27,360	155,240	73,068
Equity earnings in unconsolidated investments, net	92	86	224	248
Net income	$184,665	$119,098	$543,015	$307,565

Earnings per share:
Basic	$4.60	$2.97	$13.53	$7.68
Diluted	$4.54	$2.92	$13.32	$7.53
Weighted average shares outstanding:
Basic	40,101	40,123	40,146	40,073
Diluted	40,691	40,839	40,766	40,849

Cash dividends declared per common share	$0.80	$0.58	$2.18	$1.71

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2021	2020	$	%

Assets
Current assets:
Cash and cash equivalents	$83,475	$74,749	$8,726	12%
Receivables, net (1)	174,987	135,555	39,432	29
Receivables pledged under receivables facility	301,163	230,857	70,306	30
Product inventories, net (2)	1,043,407	612,824	430,583	70
Prepaid expenses and other current assets	23,368	12,696	10,672	84
Total current assets	1,626,400	1,066,681	559,719	52

Property and equipment, net	111,339	109,086	2,253	2
Goodwill	281,300	199,360	81,940	41
Other intangible assets, net	12,067	10,522	1,545	15
Equity interest investments	1,242	1,314	(72)	(5)
Operating lease assets	221,007	180,230	40,777	23
Other assets	28,878	20,396	8,482	42
Total assets	$2,282,233	$1,587,589	$694,644	44%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$414,156	$268,412	$145,744	54%
Accrued expenses and other current liabilities	231,794	145,420	86,374	59
Short-term borrowings and current portion of long-term debt	10,744	11,709	(965)	(8)
Current operating lease liabilities	65,442	56,977	8,465	15
Total current liabilities	722,136	482,518	239,618	50

Deferred income taxes	30,275	29,476	799	3
Long-term debt, net	352,075	328,225	23,850	7
Other long-term liabilities	34,176	32,846	1,330	4
Non-current operating lease liabilities	158,359	125,023	33,336	27
Total liabilities	1,297,021	998,088	298,933	30
Total stockholders’ equity	985,212	589,501	395,711	67
Total liabilities and stockholders’ equity	$2,282,233	$1,587,589	$694,644	44%

(1)The allowance for doubtful accounts was $5.4 million at September 30, 2021 and $5.3 million at September 30, 2020.
(2)The inventory reserve was $15.7 million at September 30, 2021 and $11.4 million at September 30, 2020.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2021	2020	Change
Operating activities
Net income	$543,015	$307,565	$235,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,027	20,979	48
Amortization	1,064	975	89
Share-based compensation	11,755	11,095	660
Equity earnings in unconsolidated investments, net	(224)	(248)	24
Impairment of goodwill and other assets	—	6,944	(6,944)
Other	5,256	1,092	4,164
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(186,772)	(135,129)	(51,643)
Product inventories	(267,341)	99,767	(367,108)
Prepaid expenses and other assets	(22,674)	311	(22,985)
Accounts payable	146,616	3,385	143,231
Accrued expenses and other current liabilities	107,343	72,178	35,165
Net cash provided by operating activities	359,065	388,914	(29,849)

Investing activities
Acquisition of businesses, net of cash acquired	(17,887)	(24,655)	6,768
Purchases of property and equipment, net of sale proceeds	(24,223)	(16,897)	(7,326)
Net cash used in investing activities	(42,110)	(41,552)	(558)

Financing activities
Proceeds from revolving line of credit	791,508	749,840	41,668
Payments on revolving line of credit	(730,277)	(909,637)	179,360
Proceeds from asset-backed financing	310,000	261,700	48,300
Payments on asset-backed financing	(415,000)	(266,700)	(148,300)
Payments on term facility	(6,938)	(6,938)	—
Proceeds from short-term borrowings and current portion of long-term debt	7,880	13,255	(5,375)
Payments on short-term borrowings and current portion of long-term debt	(9,006)	(13,291)	4,285
Payments of deferred financing costs	(1,610)	(12)	(1,598)
Payments of deferred and contingent acquisition consideration	(362)	(281)	(81)
Proceeds from stock issued under share-based compensation plans	11,524	16,696	(5,172)
Payments of cash dividends	(87,509)	(68,599)	(18,910)
Purchases of treasury stock	(137,975)	(76,194)	(61,781)
Net cash used in financing activities	(267,765)	(300,161)	32,396
Effect of exchange rate changes on cash and cash equivalents	157	(1,035)	1,192
Change in cash and cash equivalents	49,347	46,166	3,181
Cash and cash equivalents at beginning of period	34,128	28,583	5,545
Cash and cash equivalents at end of period	$83,475	$74,749	$8,726

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021	2020
Net sales	$1,348,758	$1,136,946	$62,690	$2,283	$1,411,448	$1,139,229

Gross profit	423,238	328,140	18,661	558	441,899	328,698
Gross margin	31.4%	28.9%	29.8%	24.4%	31.3%	28.9%

Operating expenses (1)	192,061	179,990	12,562	475	204,623	180,465
Expenses as a % of net sales	14.2%	15.8%	20.0%	20.8%	14.5%	15.8%

Operating income (1)	231,177	148,150	6,099	83	237,276	148,233
Operating margin	17.1%	13.0%	9.7%	3.6%	16.8%	13.0%

(1)Base business and total reflect a $1.4 million recovery of goodwill and other assets in 2021.

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021	2020
Net sales	$4,052,044	$3,091,270	$207,983	$6,092	$4,260,027	$3,097,362

Gross profit	1,237,728	889,494	56,988	2,313	1,294,716	891,807
Gross margin	30.5%	28.8%	27.4%	38.0%	30.4%	28.8%

Operating expenses (1)	549,913	500,196	39,910	1,934	589,823	502,130
Expenses as a % of net sales	13.6%	16.2%	19.2%	31.7%	13.8%	16.2%

Operating income (1)	687,815	389,298	17,078	379	704,893	389,677
Operating margin	17.0%	12.6%	8.2%	6.2%	16.5%	12.6%

(1)Base business and total reflect a $1.4 million recovery of goodwill and other assets in 2021 and a $6.9 million impairment of goodwill and other assets in 2020.

We have excluded the following acquisitions from our base business results for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Vak Pak Builders Supply, Inc.	June 2021	1	June - September 2021
Pool Source, LLC	April 2021	1	April - September 2021
TWC Distributors, Inc.	December 2020	10	January - September 2021
Jet Line Products, Inc.	October 2020	9	January - September 2021
Northeastern Swimming Pool Distributors, Inc.	September 2020	2	January - September 2021 and September 2020
Master Tile Network LLC	February 2020	4	January - May 2021 and February - May 2020

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first nine months of 2021.

December 31, 2020	398
Acquired locations	2
New locations	10
Consolidated location	(1)
September 30, 2021	409

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments (recoveries) and equity earnings or loss in unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2021	2020	2021	2020
Net income	$184,665	$119,098	$543,015	$307,565
Add:
Interest and other non-operating expenses (1)	2,317	1,861	6,862	9,292
Provision for income taxes	50,386	27,360	155,240	73,068
Share-based compensation	4,206	3,874	11,755	11,095
Equity earnings in unconsolidated investments	(92)	(86)	(224)	(248)
(Recovery) impairment of goodwill and other assets	(1,400)	—	(1,400)	6,944
Depreciation	7,143	6,986	21,027	20,979
Amortization (2)	260	217	821	665
Adjusted EBITDA	$247,485	$159,310	$737,096	$429,360
(1)Shown net of interest income and includes gains and losses on foreign currency transactions and amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $81 and $103 for the three months ended September 30, 2021 and September 30, 2020, respectively, and $243 and $310 for the nine months ended September 30, 2021 and September 30, 2020, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Income Statement Information

We have included adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures, because we believe these measures are useful to investors and others in assessing our period-to-period operating performance.

Adjusted net income and adjusted diluted EPS are key measures used by management to demonstrate the impact of our non-cash and non-recurring charges and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe these measures should be considered in addition to, not as a substitute for, net income and diluted EPS presented in accordance with GAAP, respectively, and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Nine Months Ended
(in thousands)	September 30,
	2021	2020
Net income	$543,015	$307,565
(Recovery) impairment of goodwill and other assets	(1,400)	6,944
Tax impact on (recovery) impairment of note (1)	351	(654)
Adjusted net income	$541,966	$313,855
(1)Our effective tax rate at March 31, 2020 was a 0.1% benefit. Excluding impairment from goodwill and intangibles and tax benefits from ASU 2016-09 recorded in the first quarter of 2020, our effective tax rate for the first quarter of 2020 was 25.4%, which we used to calculate the tax impact related to the $2.5 million note impairment.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Nine Months Ended
	September 30,
	2021	2020
Diluted EPS	$13.32	$7.53
After-tax (recovery) impairment charges	(0.03)	0.15
Adjusted diluted EPS excluding after-tax (recovery) impairment charges	13.29	7.68
ASU 2016-09 tax benefit	(0.39)	(0.55)
Adjusted diluted EPS excluding after-tax (recovery) impairment charges and ASU 2016-19 tax benefit	$12.90	$7.13